Exhibit 99.1

OPTi Receives Jury Verdict in Patent Infringement Action

Against VIA Technologies. Inc.

Los Altos, CA., June 3, 2013 – OPTi Inc (OTCBB:OPTI) today announced that a jury in the United States District Court for the Eastern District of Texas issued its verdict in the patent infringement action between OPTi Inc. (“OPTi”) and VIA Technologies, Inc. (“VIA”).

The verdict as issued on May 31, 2013 is:

•

The court having determined that VIA infringed claim 26 of U.S. Patent No. 5,710,906; the jury having failed to find the asserted claim is invalid; it is Ordered that OPTi recover from VIA a reasonable royalty of $2.1 million in actual damages.

•	The court also found that there was no willful infringement in the case and denies any request for the reimbursement of attorney fees.

The Company is pleased that the jury found the patents valid and infringed and that it awarded the Company $2.1 million. The Company is reviewing the record to determine whether any findings by the jury are properly appealable.

On August 2 2010, the Company announced that it filed a complaint against VIA, in the Eastern District of Texas, for infringement of its U.S. patent covering its “pre-snoop” technology. The patent at issue in the lawsuit was U.S. patent No. 5,710,906, entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleged that VIA infringed the patent by making, selling, and offering for sale various products based on and incorporating Predictive Snooping technology.

Information set forth in this release may constitute and include forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The final outcome of the Company’s legal action against VIA may differ significantly from the verdict discussed in this release as a result of a number of factors, including resolution of possible appeals. Readers are encouraged to refer to “Risk Factors” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550